UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 10, 2004

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

1130 Rainier Avenue South
Seattle, Washington	98144

(Address of Principal Executive Offices)	(Zip Code)

(206) 832-4000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

     On March 10, 2004, Loudeye Corp. (“Loudeye”) announced the appointments of Larry Madden (“Madden”) as Executive Vice President and Chief Financial Officer, and Bill Fasig (“Fasig”) as Executive Vice President of Business Development, Sales and Marketing.

     A. Larry Madden. Madden has nearly 20 years of experience in senior financial management, most recently serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Equity Marketing, Inc., a Los Angeles based provider of integrated marketing services for connecting multinational corporate brands with popular entertainment content. Previously, Madden was Executive Vice President and Chief Financial Officer for Atomic Pop, an online music distribution and marketing venture. Before that Madden served as Senior Vice President and Chief Financial Officer for the recorded music and music publishing investments of Wasserstein & Co., Inc., an investment bank. Madden also held executive financial roles at Def Jam Records and Polygram International, a leading music and entertainment company. He began his career at Ernst & Young, where he spent 8 years in the firm’s media and entertainment practice.

     Loudeye’s current Chief Financial Officer, Jerry Goade, is assuming the role of Senior Vice President of Finance.

     B. Bill Fasig. Prior to joining Loudeye, Fasig served as Senior Vice President of Worldwide Marketing and Corporate Affairs for VeriSign, Inc., where he was responsible for the development, implementation, and management of worldwide marketing strategies. In addition, Fasig supervised campaigns for corporate, divisional and geographic business units as well as directed regulatory issues, government relations and industry affairs. In 2001, Fasig was named AdWeek’s Technology Marketing magazine’s “Marketer of the Year.” Before VeriSign, Fasig served as Vice President of Corporate Communications for Compaq, and was chairman and managing director of the global technology practice at Young & Rubicam/Burson-Marsteller. Prior to that, he held several senior management roles during his 9-year tenure at Apple Computer and served as a policy analyst for the U.S. Department of Defense.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2004	Loudeye Corp.

	By:	/s/ Jeffrey M. Cavins

Jeffrey M. Cavins President and Chief Executive Officer

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